For Immediate Release:

TIME INC. REPORTS FIRST QUARTER 2015 RESULTS

First Quarter Highlights

• Company posted Revenues of $680 million and Adjusted OIBDA of $51 million in the first quarter of 2015.

•	Adjusted OIBDA performance reflected strong digital advertising growth and significant benefits from efficiency efforts.
• Cash and cash equivalents at March 31, 2015 were $458 million. On May 7, 2015, our Board of Directors declared a quarterly dividend of $0.19 per common share to stockholders of record as of the close of business on May 29, 2015, payable June 15, 2015.

•	We have listed for sale the Blue Fin building, our principal executive offices in the U.K.

NEW YORK, May 7, 2015 - Time Inc. (NYSE:TIME) reported financial results for its first quarter ended March 31, 2015.
Time Inc. Chairman and CEO, Joe Ripp said, “Our results and financial performance reflect progress in the fundamental re-engineering of our business, and in re-positioning the company for its return to growth. At the center of that transformation are Time Inc.'s extraordinary portfolio of media brands, engaged audiences and powerful story-telling. These are allowing us to engage with the largest audiences in the company's history. Each month, we are connecting with more than 120 million people in print, more than 120 million digitally and more than 145 million through social media. We remain confident in our plans to extend our powerful brands across platforms and into new revenue streams.”

Results Summary
In millions (except per share amounts)	Three Months Ended March 31,
	2015	2014
GAAP Measures
Revenues	$680	$745
Operating income (loss)	5	(120)
Net loss	(9)	(74)
Diluted EPS	(0.08)	(0.68)
Cash (used in) provided by operations	(20)	—

Non-GAAP Measures
Adjusted OIBDA	$51	$64
Adjusted Net (Loss) Income	(7)	16
Adjusted Diluted EPS	(0.06)	0.15
Free Cash Flow	(24)	(7)
The company’s Adjusted OIBDA, Adjusted Net (Loss) Income, Adjusted Diluted EPS and Free Cash Flow are non-GAAP financial measures. See “Use of Non-GAAP Financial Measures” below and the reconciliation of these non-GAAP financial measures to the most directly comparable GAAP measures in Schedules I through IV attached hereto.

FIRST QUARTER 2015 RESULTS

Revenues for the first quarter of 2015 decreased $65 million or 9% versus the prior year comparable quarter to $680 million. The stronger U.S. dollar relative to the British pound adversely impacted Revenues for the quarter ended March 31, 2015 by $9 million. The quarter ended March 31, 2014 included $19 million of revenues from subsequently-disposed businesses (specifically, our Mexico-based operations, Grupo Editorial Expansión ("GEX"), and our CNNMoney.com collaborative arrangement with Time Warner). Excluding the impacts of U.S. dollar/British pound exchange rate changes and the GEX and CNNMoney.com dispositions, Revenues would have decreased 5%.

Advertising Revenues decreased $37 million or 9% in the first quarter of 2015 from the prior year comparable quarter to $353 million. The stronger U.S. dollar relative to the British pound adversely impacted Advertising revenues by $3 million. The quarter ended March 31, 2014 included $16 million of Advertising revenues from GEX and CNNMoney.com. Excluding the impacts of U.S.dollar/British pound exchange rate changes and the GEX and CNNMoney.com dispositions, Advertising revenues would have decreased 5%.

Print and Other Advertising Revenues decreased $38 million or 12% in the first quarter of 2015 from the prior year comparable quarter to $280 million. The stronger U.S. dollar relative to the British pound adversely impacted Print and other advertising revenues by $3 million. The quarter ended March 31, 2014 included $5 million of Print and other advertising revenues from GEX. Excluding the impacts of U.S. dollar/British pound exchange rate changes and the GEX disposition, Print and other advertising revenues would have decreased 10%. The decrease was driven primarily by fewer advertising pages sold due to lower demand, and by lower average price per page of advertising sold due to the category mix of advertisers. Our domestic titles experienced advertising declines in the food and beauty categories, partially offset by strong sales in the pharmaceutical category.

Digital Advertising Revenues increased $1 million or 1% in the first quarter of 2015 from the prior year comparable quarter to $73 million. The quarter ended March 31, 2014 included $11 million of Digital advertising revenues from GEX and CNNMoney.com. Excluding the impact of the GEX and CNNMoney.com dispositions, Digital advertising revenues would have increased by 20%, reflecting strong growth in video and programmatic sales. Time Inc. served 106.8 million multiplatform unique visitors during March 2015 in the U.S., an increase of 30% since March 2014 (excluding CNNMoney.com).

Circulation Revenues, which comprise subscription, newsstand and other circulation revenues, decreased $20 million or 7% in the first quarter of 2015 from the prior year comparable quarter to $250 million. The stronger U.S. dollar relative to the British pound adversely impacted Circulation revenues by $5 million. The quarter ended March 31, 2014 included $1 million of Circulation revenues from GEX. Excluding the impacts of U.S. dollar/British pound exchange rate changes and the GEX disposition, Circulation revenues would have decreased 5%.

Subscription Revenues decreased $15 million or 8% in the first quarter of 2015 from the prior year comparable quarter to $165 million. The stronger U.S. dollar relative to the British pound adversely impacted Subscription revenues by $1 million. The quarter ended March 31, 2014 included $1 million of Subscription revenues from GEX. Excluding the impacts of U.S. dollar/British pound exchange rate changes and the GEX disposition, Subscription revenues would have decreased 7%, principally driven by lower demand for print subscriptions.

Newsstand Revenues decreased $9 million or 10% in the first quarter of 2015 from the prior year comparable quarter to $77 million. The stronger U.S. dollar relative to the British pound adversely impacted Newsstand revenues by $4 million. Excluding the impact of U.S. dollar/British pound exchange rate changes, Newsstand revenues would have decreased 6%, primarily driven by lower demand.

Other Revenues, which include marketing and support services provided to third parties, events, licensing and branded book publishing, decreased $8 million or 9% in the first quarter of 2015 from the prior year comparable quarter to $77 million. The stronger U.S. dollar relative to the British pound adversely impacted Other revenues by $1 million. The quarter ended March 31, 2014 included Other revenues of $2 million from GEX. Excluding the impacts of U.S. dollar/British pound exchange rate changes and the GEX disposition, Other revenues would have decreased 6%, primarily driven by lower revenues at our book publishing business.

Revenues Summary
In millions	Three Months Ended March 31,
	2015	2014

Print and other advertising	$280	$318
Digital advertising	73	72
Advertising revenues	353	390

Subscription	165	180
Newsstand	77	86
Other circulation	8	4
Circulation revenues	250	270

Other revenues	77	85

Revenues	$680	$745

Costs of Revenues, which consist of Production costs, Editorial costs and Other costs (including production overhead costs), decreased $35 million or 11% in the first quarter of 2015 from the prior year comparable quarter to $271 million. The stronger U.S. dollar relative to the British pound favorably impacted Costs of revenues for the quarter ended March 31, 2015 by $4 million. The quarter ended March 31, 2014 included $12 million of Costs of revenues from GEX and CNNMoney.com. Excluding the impacts of U.S. dollar/British pound exchange rate changes and the GEX and CNNMoney.com dispositions, Costs of revenues would have decreased 6%.

Production costs decreased $15 million or 9% from the prior year comparable quarter to $160 million. The stronger U.S. dollar relative to the British pound favorably impacted Production costs by $2 million. The quarter ended March 31, 2014 included $1 million of Production costs from GEX. Excluding the impacts of U.S. dollar/British pound exchange rate changes and the GEX disposition, Production costs would have decreased 7%, driven by lower volume of pages produced and favorable paper and printing prices.

Editorial costs decreased $19 million or 18% from the prior year comparable quarter to $89 million. The stronger U.S. dollar relative to the British pound favorably impacted Editorial costs by $2 million. The quarter ended March 31, 2014 included $7 million of Editorial costs from GEX and CNNMoney.com. Excluding the impacts of U.S dollar/British pound exchange rate changes and the GEX and CNNMoney.com dispositions, Editorial costs would have decreased 10%, driven by savings from previously announced cost savings initiatives, partially offset by digital investments.

Other costs of revenues decreased $1 million or 4% from the prior year comparable quarter to $22 million. The quarter ended March 31, 2014 included $4 million of Other costs from GEX and CNNMoney.com. Excluding the impact of the GEX and CNNMoney.com dispositions, Other costs would have increased 16% primarily driven by digital investments.

Selling, General and Administrative Expenses ("SG&A") decreased $16 million or 4% in the first quarter of 2015 from the prior year comparable quarter to $359 million. The stronger U.S. dollar relative to the British pound favorably impacted SG&A by $4 million. The quarter ended March 31, 2014 included $12 million of SG&A from GEX and CNNMoney.com. Excluding the impacts of U.S. dollar/British pound exchange rate changes and the GEX and CNNMoney.com dispositions, SG&A would have remained flat. The benefits realized from previously announced cost-savings initiatives were offset by: an increase of $9 million in stock-based compensation costs due to the absence of equity grants to our employees in the quarter ended March 31, 2014; incremental non-cash rent expense of $4 million associated with the upcoming relocation of our corporate headquarters; incremental rent expense of $2 million related to our previously-announced sale-leaseback of properties in Birmingham, AL and Menlo Park, CA, a portion of which is associated with temporary space; and spending on investments and growth initiatives.

Restructuring and Severance Costs were $2 million and $115 million for the quarters ended March 31, 2015 and 2014, respectively. Restructuring and severance costs in the first quarter ended March 31, 2015 related to headcount reductions while Restructuring and severance costs in the first quarter ended March 31, 2014 related to headcount reductions and lease exit costs.

Operating Income of $5 million for the quarter ended March 31, 2015 represented an improvement of $125 million from an Operating loss of $120 million in the prior year comparable quarter, primarily driven by lower Restructuring and severance costs and Asset impairments. Operating income also reflected revenue reductions, partially offset by declines in Costs of revenues and SG&A.

Adjusted OIBDA of $51 million for the quarter ended March 31, 2015 represented a decrease of $13 million from the prior year comparable quarter, reflecting revenue reductions partially offset by declines in Costs of revenues and SG&A.

Net Loss was $9 million in the quarter ended March 31, 2015 compared to Net loss of $74 million in the prior year comparable quarter. Adjusted net loss was $7 million in the first quarter ended March 31, 2015 compared to Adjusted net income of $16 million in the prior year comparable quarter. Diluted EPS was a loss of $0.08 per share versus a loss of $0.68 per share in the prior year comparable quarter. Adjusted diluted EPS was a loss of $0.06 per common share versus Adjusted diluted EPS of $0.15 per share in the prior year comparable quarter.

Free Cash Flow was a use of cash of $24 million for the quarter ended March 31, 2015 versus the prior year comparable quarter use of cash of $7 million and primarily reflected a use of cash for working capital needs.

On March 13, 2015 we paid a dividend of $21 million or $0.19 per common share to stockholders of record as of the close of business on February 27, 2015.

On May 7, 2015, our Board of Directors declared a quarterly dividend of $0.19 per common share to stockholders of record as of the close of business on May 29, 2015, payable June 15, 2015.

LISTING OF BLUE FIN BUILDING FOR SALE
Today, we are announcing that we have listed for sale the Blue Fin building, our principal executive offices in the U.K. This approximately 500,000 square foot property is a marquee building in central London. We expect that Time Inc. UK, which currently occupies approximately 228,000 square feet in the building, will remain a tenant following any sale.

OUTLOOK

Our outlook for 2015 remains unchanged from previously issued guidance and is as follows:

$ in millions
	2014 Actual	Full Year 2015 Outlook Range
Revenues – as reported	(2.2%)	(3%)	to	(6%)
Revenues(1)	(5.3%)	(1.5%)	to	(4.5%)
Impact of 2014 wholesaler transition	($22)	70 bps
Forecasted impact of stronger USD(2)	—	(120) bps

Adjusted OIBDA	$524	$440	to	$490
Impact of 2014 wholesaler transition	($30)	—
One-time real estate expense	—	($45)
Investment spending, net	—	($45)

Capital expenditures	$41	$210	to	$220
Real estate related(3)	$9	$140	to	$150
Core & growth	$32	$70

(1) 2014 Actual Revenues exclude the impact of the AMG Acquisition and the CNNMoney.com and GEX dispositions. Full Year 2015 Outlook excludes the impact of the dispositions.
(2) Assumes USD to GBP exchange rate of 1.50.
(3) Our Full Year 2015 Outlook includes capital expenditures of $185 million to $195 million offset by $45 million of tenant improvement allowances.

The company’s Adjusted OIBDA is a non-GAAP financial measure. See “Use of Non-GAAP Financial Measures” below and the reconciliation of this non-GAAP financial measure to the most directly comparable GAAP measure in Schedule V attached hereto.

CONFERENCE CALL WEBCAST

The company’s conference call can be heard live at 8:30 am EDT on Thursday, May 7, 2015.
To access a live audio webcast of the conference call, visit the Events and Presentations section of invest.timeinc.com.
The earnings press release and management presentation will be available on our website at invest.timeinc.com.

CONTACTS:
Investor Relations and Corporate Communications
Jaison Blair (212) 522-5952
Tanya Levy-Odom (212) 522-9225

USE OF NON-GAAP FINANCIAL MEASURES
Time Inc. utilizes Adjusted Operating Income Before Depreciation and Amortization ("Adjusted OIBDA"), among other measures, to evaluate the performance of its business. Adjusted OIBDA is defined as Operating income (loss) less Depreciation and Amortization of intangible assets and adjusted for impairments of Goodwill, intangibles, fixed assets and investments; Restructuring and severance costs; gains and losses on operating assets; pension plan settlements and/or curtailments; and Other costs related to mergers, acquisitions, investments and dispositions.
Adjusted Net Income (Loss) is net income (loss) adjusted for impairments of Goodwill, intangibles, fixed assets and investments; Restructuring and severance costs; gains and losses on operating assets; pension plan settlements and/or curtailments; Other costs related to mergers, acquisitions, investments and dispositions; as well as the impact of income taxes on the above items. Similarly, Adjusted Diluted EPS is diluted net income (loss) per common share from continuing operations excluding the above items.
Free Cash Flow is defined as cash provided by (used in) operations less capital expenditures. The company uses Free Cash Flow to evaluate its business and this measure is considered an important indicator of the company's liquidity, including its ability to reduce net debt, make strategic investments, and pay dividends to common stockholders.
We believe that the presentation of Adjusted OIBDA, Adjusted Net Income (Loss), Adjusted Diluted EPS and Free Cash Flow helps investors analyze underlying trends in our business, evaluate the performance of our business both on an absolute basis and relative to our peers and the broader market, provides useful information to both management and investors by excluding certain items that may not be indicative of our core operating results and operational strength of our business and helps investors evaluate our ability to service our debt.
Some limitations of Adjusted OIBDA, Adjusted Net Income (Loss), Adjusted Diluted EPS and Free Cash Flow are that they do not reflect certain charges that affect the operating results of the company’s business and they involve judgment as to whether items affect fundamental operating performance.
A general limitation of these measures is that they are not prepared in accordance with U.S. generally accepted accounting principles ("GAAP") and may not be comparable to similarly titled measures of other companies due to differences in methods of calculation and excluded items. Adjusted OIBDA, Adjusted Net Income (Loss), Adjusted Diluted EPS and Free Cash Flow should be considered in addition to, not as a substitute for, the company’s Operating income (loss), Net income (loss), diluted net income (loss) per common share from continuing operations and various cash flow measures (e.g., cash provided by (used in) operations), as well as other measures of financial performance and liquidity reported in accordance with U.S. GAAP.
The pro forma share information presented herein for the three months ended March 31, 2014 gives effect to the issuance of 108.94 million common shares of the company in connection with the spin-off of the company from Time Warner as if it had occurred at the beginning of the period presented prior to the Spin-Off on June 6, 2014.

ABOUT TIME INC.
Time Inc. (NYSE:TIME) is one of the world's leading media companies, with a monthly global print audience of over 120 million and worldwide digital properties that attract more than 120 million visitors each month, including over 50 websites. Our influential brands include People, Sports Illustrated, InStyle, Time, Real Simple, Southern Living, Entertainment Weekly, Travel + Leisure, Cooking Light, Fortune and Food & Wine, as well as more than 50 diverse titles in the United Kingdom such as Decanter, Horse & Hound and Wallpaper*. Time Inc. is home to celebrated events and franchises including the Fortune 500, Time 100, People’s Sexiest Man Alive, Sports Illustrated’s Sportsman of the Year, the Food & Wine Classic in Aspen, the Essence Festival and the biennial Fortune Global Forum. Hundreds of thousands of people attended our live media events in 2014. We also provide content marketing, targeted local print and digital advertising programs, branded book publishing and marketing and support services, including subscription sales services for magazines and other products, retail distribution and marketing services and customer service and fulfillment services, for ourselves and third-party clients, including other magazine publishers.

CAUTION CONCERNING FORWARD-LOOKING STATEMENTS
This document contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations or beliefs, and are subject to uncertainty and changes in circumstances. Actual results may vary materially from those expressed or implied by the statements herein due to changes in economic, business, competitive, technological, strategic and/or regulatory factors and other factors affecting the operation of Time Inc.’s businesses. More detailed information about these factors may be found in filings by Time Inc. with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2014. Time Inc. is under no obligation to, and expressly disclaims any such obligation to, update or alter its forward-looking statements, whether as a result of new information, future events, or otherwise.

TIME INC.
CONSOLIDATED BALANCE SHEETS
(Unaudited; in millions, except share amounts)

	March 31, 2015	December 31, 2014
ASSETS
Current assets
Cash and cash equivalents	$458	$519
Receivables, less allowances of $231 and $255 at March 31, 2015 and December 31, 2014, respectively	413	488
Inventories, net of reserves	42	48
Deferred tax assets	84	84
Prepaid expenses and other current assets	141	117
Total current assets	1,138	1,256

Property, plant and equipment, net	341	369
Intangible assets, net	1,066	1,085
Goodwill	3,104	3,117
Other assets	86	73
Total assets	$5,735	$5,900

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable and accrued liabilities	$509	$621
Deferred revenue	474	458
Current portion of long-term debt	7	7
Total current liabilities	990	1,086

Long-term debt	1,367	1,368
Deferred tax liabilities	316	313
Deferred revenue	94	94
Other noncurrent liabilities	161	168

Stockholders' Equity
Common stock, $0.01 par value, 400 million shares authorized; 109.52 million and 109.05 million shares issued and outstanding at March 31, 2015 and December 31, 2014, respectively	1	1
Preferred stock, $0.01 par value, 40 million shares authorized; none issued	—	—
Additional paid-in-capital	12,649	12,665
Accumulated deficit	(9,635)	(9,626)
Accumulated other comprehensive loss, net	(208)	(169)
Total stockholders' equity	2,807	2,871
Total liabilities and stockholders' equity	$5,735	$5,900

TIME INC.
CONSOLIDATED AND COMBINED STATEMENTS OF OPERATIONS
(Unaudited; in millions, except per share amounts)

	Three Months Ended March 31,
	2015	2014
Revenues
Advertising:
Print and other advertising	$280	$318
Digital advertising	73	72
Total Advertising	353	390
Circulation:
Subscription	165	180
Newsstand	77	86
Other circulation	8	4
Total Circulation	250	270
Other	77	85
Total Revenues	680	745
Costs of revenues:
Production costs	160	175
Editorial costs	89	108
Other	22	23
Total costs of revenues	271	306
Selling, general and administrative expenses	359	375
Amortization of intangible assets	19	19
Restructuring and severance costs	2	115
Asset impairments	—	26
Depreciation	24	24
Operating income (loss)	5	(120)
Interest expense, net	19	1
Other expense (income), net	3	(5)
Loss before income tax benefit	(17)	(116)
Income tax benefit	(8)	(42)
Net loss	$(9)	$(74)

Per share information attributable to Time Inc. common stockholders:
Basic net loss per common share	$(0.08)	$(0.68)
Weighted average basic common shares outstanding	109.53	108.94
Diluted net loss per common share	$(0.08)	$(0.68)
Weighted average diluted common shares outstanding	109.53	108.94

TIME INC.
CONSOLIDATED AND COMBINED STATEMENTS OF CASH FLOWS
(Unaudited; in millions)

	Three Months Ended March 31,
	2015	2014
OPERATING ACTIVITIES
Net loss	$(9)	$(74)
Adjustments to reconcile net loss to cash (used in) provided by operations:
Depreciation and amortization	43	43
Amortization of deferred financing costs and discounts on indebtedness	1	—
Asset impairments	—	26
Loss on investments and other assets, net	—	1
Loss on equity method of investee companies, net of cash distributions	3	2
Share-based compensation expense relating to equity classified awards	13	2
Deferred income taxes	2	(11)
Changes in operating assets and liabilities:
Receivables	76	73
Inventories	5	(6)
Prepaid expenses and other current assets	(31)	(38)
Accounts payable and accrued liabilities	(122)	(1)
Other, net	(1)	(17)
Cash (used in) provided by operations	(20)	—

INVESTING ACTIVITIES
Investments and acquisitions, net of cash acquired	(13)	(12)
Capital expenditures	(4)	(7)
Cash used in investing activities	(17)	(19)

FINANCING ACTIVITIES
Principal payments on Term Loan	(2)	—
Excess tax benefits from share-based compensation arrangements	—	12
Dividends paid	(21)	—
Net transfers from Time Warner	—	12
Cash (used in) provided by financing activities	(23)	24
Effect of exchange rate changes on Cash and cash equivalents	(1)	—
(DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(61)	5
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	519	46
CASH AND CASH EQUIVALENTS, END OF PERIOD	$458	$51

SUPPLEMENTAL INFORMATION
Income Taxes Paid	$(4)	$(1)
Cash Paid for Interest	$(8)	$—

Schedule I

TIME INC.
RECONCILIATION OF OPERATING INCOME (LOSS) TO ADJUSTED OIBDA
(Unaudited; in millions)

	Three Months Ended March 31,
	2015	2014
Operating income (loss)	$5	$(120)
Depreciation	24	24
Amortization of intangible assets	19	19
OIBDA(1)	48	(77)
Asset impairments	—	26
Restructuring and severance costs	2	115
Other costs(2)	1	—
Adjusted OIBDA(3)	$51	$64
______________

(1)	OIBDA is defined as Operating income (loss) less Depreciation and Amortization of intangible assets.

(2)
Other costs during the three months ended March 31, 2015, related to acquisitions and dispositions during the period, are included within Selling, general and administrative expenses within the Statements of Operations.

(3)
Adjusted OIBDA is defined as OIBDA adjusted for impairments of Goodwill, intangibles, fixed assets and investments; Restructuring and severance costs; gains and losses on operating assets; pension plan settlements and/or curtailments and Other costs related to mergers, acquisitions, investments and dispositions.

Schedule II

TIME INC.
RECONCILIATION OF NET INCOME (LOSS) TO ADJUSTED NET INCOME
(Unaudited; in millions)

	Three Months Ended March 31, 2015			Three Months Ended March 31, 2014
	Gross Impact	Tax Impact	Net Impact	Gross Impact	Tax Impact	Net Impact
Net income (loss)	$(17)	$8	$(9)	$(116)	$42	$(74)
Asset impairments	—	—	—	26	(10)	16
Restructuring and severance costs	2	(1)	1	115	(41)	74
Other costs	1	—	1	—	—	—
Adjusted Net (Loss) Income(1)	$(14)	$7	$(7)	$25	$(9)	$16
______________

(1)
Adjusted Net (Loss) Income is defined as Net income (loss) adjusted for impairments of Goodwill, intangibles, fixed assets and investments; Restructuring and severance costs; gains and losses on operating assets; pension plan settlements and/or curtailments; Other costs related to mergers, acquisitions, investments and dispositions; as well as the impact of income taxes on the above items.

Schedule III

TIME INC.
RECONCILIATION OF DILUTED EPS TO ADJUSTED DILUTED EPS
(Unaudited)

	Three Months Ended March 31,
	2015	2014
Diluted EPS	$(0.08)	$(0.68)
Asset impairments, net of tax per share	—	0.15
Restructuring and severance costs, net of tax per share	0.01	0.68
Other costs, net of tax per share	0.01	—
Adjusted Diluted EPS(1)	$(0.06)	$0.15
______________

(1)
Adjusted Diluted EPS is defined as Diluted EPS adjusted for impairments of Goodwill, intangibles, fixed assets and investments; Restructuring and severance costs; gains and losses on operating assets; pension plan settlements and/or curtailments; Other costs related to mergers, acquisitions, investments and dispositions; as well as the impact of income taxes on the above items.

Schedule IV

TIME INC.
RECONCILIATION OF CASH PROVIDED BY (USED IN) OPERATIONS TO FREE CASH FLOW
(Unaudited; in millions)

	Three Months Ended March 31,
	2015	2014
Cash (used in) provided by operations	$(20)	$—
Less: Capital expenditures	(4)	(7)
Free Cash Flow(1)	$(24)	$(7)
______________

(1)	Free Cash Flow is defined as Cash provided by (used in) operations, less Capital expenditures.

Schedule V

TIME INC.
RECONCILIATION OF OPERATING INCOME (LOSS) TO ADJUSTED OIBDA - 2015 OUTLOOK
(Unaudited; in millions)

		2015 Outlook
	2014 Actual	Low	High
Operating income (loss)	$180	$85	$100
Depreciation	101	100	110
Amortization of intangible assets	78	75	80
OIBDA(1)	$359	$260	$290
Asset impairments, Goodwill impairment, Restructuring and severance costs, gains/losses on operating assets, pension plan settlements and/or curtailments and Other costs related to mergers, acquisitions and dispositions(2)	165	180	200
Adjusted OIBDA(3)	$524	$440	$490
______________

(1)	OIBDA is defined as Operating income (loss) less Depreciation and Amortization of intangible assets.

(2)	Our 2015 Outlook primarily relates to a noncash charge in 2015 related to exit costs in connection with our corporate headquarters relocation.

(3)
Adjusted OIBDA is defined as OIBDA adjusted for impairments of Goodwill, intangibles, fixed assets and investments; Restructuring and severance costs; gains and losses on operating assets; pension plan settlements and/or curtailments and Other costs related to mergers, acquisitions, investments and dispositions.